Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

THIRD QUARTER 2016 RESULTS

PHOENIX, AZ., November 2, 2016—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 200 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at its over 250-acre campus in Phoenix, Arizona, today announced financial results for the quarter ended September 30, 2016.

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Grand Canyon Education, Inc. Reports Third Quarter 2016 Results

For the three months ended September 30, 2016:

•	Net revenue increased 8.8% to $210.4 million for the third quarter of 2016, compared to $193.4 million for the third quarter of 2015.

•	End-of-period enrollment increased 9.8% to 82,422 at September 30, 2016, from 75,073 at September 30, 2015, as ground enrollment increased 12.4% to 17,384 at September 30, 2016, from 15,473 at September 30, 2015 and online enrollment increased 9.1% to 65,038 at September 30, 2016, from 59,600 at September 30, 2015.

•	Operating income for the three months ended September 30, 2016 was $47.1 million, a decrease of 3.9% as compared to $49.0 million for the same period in 2015. The operating margin for the three months ended September 30, 2016 was 22.4%, compared to 25.3% for the same period in 2015. Operating income and the operating margin for the three months ended September 30, 2016, excluding lease termination costs incurred in the third quarter of 2016 of $3.4 million, was $50.4 million and 24.0% .

•	The tax rate in the three months ended September 30, 2016 was 34.2% compared to 31.8% in the same period in 2015. The variance in the effective tax rate year over year is primarily due to a favorable discrete state tax adjustment reflected in the third quarter of 2015, partially offset by a higher contribution in lieu of state income taxes to school sponsoring organizations in the third quarter of 2016 of $4.0 million as compared to the $2.8 million contribution made in the third quarter of 2015.

•	Net income decreased 12.3% to $29.2 million for the third quarter of 2016, compared to $33.3 million for the same period in 2015.

•	Diluted net income per share was $0.62 for the third quarter of 2016, compared to $0.70 for the same period in 2015. Excluding the lease termination costs, diluted net income per share was $0.67 for the third quarter of 2016. The lease termination costs are excluded as they represent a one-time expense related to a shift in location for the employees supporting the University operations.

•	Adjusted EBITDA increased 6.2% to $69.2 million for the third quarter of 2016, compared to $65.2 million for the same period in 2015.

For the nine months ended September 30, 2016:

•	Net revenue increased 11.8% to $628.7 million for the nine months ended September 30, 2016, compared to $562.2 million for the same period in 2015.

•	Operating income for the nine months ended September 30, 2016 was $160.5 million, an increase of 9.0% as compared to $147.2 million for the same period in 2015. The operating margin for the nine months ended September 30, 2016 was 25.5%, compared to 26.2% for the same period in 2015. Operating income and the operating margin for the nine months ended September 30, 2016, excluding lease termination costs incurred in the third quarter of 2016 of $3.4 million, was $163.9 million and 26.1%.

•	The tax rate in the nine months ended September 30, 2016 was 37.1% compared to 36.5% in the same period in 2015. The variance in the effective tax rate year over year is primarily due to a favorable discrete state tax adjustment reflected in the third quarter of 2015, partially offset by a higher contribution in lieu of state income taxes to school sponsoring organizations in the third quarter of 2016 of $4.0 million as compared to the $2.8 million contribution made in the third quarter of 2015.

•	Net income increased 7.8% to $100.5 million for the nine months ended September 30, 2016, compared to $93.3 million for the same period in 2015.

•	Diluted net income per share was $2.14 for the nine months ended September 30, 2016, compared to $1.97 for the same period in 2015. Excluding the lease termination costs, diluted net income per share was $2.18 for the nine months ended September 30, 2016. The lease termination costs are excluded as they represent a one-time expense related to a shift in location for the employees supporting the University operations.

•	Adjusted EBITDA increased 12.7% to $210.9 million for the nine months ended September 30, 2016, compared to $187.1 million for the same period in 2015.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the nine months ended September 30, 2016 and 2015 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $124.8 million and $106.4 million at September 30, 2016 and December 31, 2015, respectively. Our restricted cash, cash equivalents and investments at September 30, 2016 and December 31, 2015 were $69.3 million and $75.4 million, respectively. In December 2012, we entered into a new credit agreement, which increased our term loan to $100 million with a maturity date of December 2019. Additionally, this facility, as amended in January 2016, provides a revolving line of credit in the amount of $150 million through December 2017 to be utilized for working capital, capital expenditures and other general corporate purposes. Indebtedness under the credit facility is secured by our assets and is guaranteed by certain of our subsidiaries. $12.0 million was drawn on the revolver as of September 30, 2016, which was repaid in October 2016.

The University generated $214.5 million in cash from operating activities for the nine months ended September 30, 2016 compared to $169.0 million for the nine months ended September 30, 2015. The increase in cash generated from operating activities between the nine months ended September 30, 2015 and the nine months ended September 30, 2016 is primarily due to increased net income, increased depreciation and amortization, and the timing of employee related payments as well as changes in other working capital such as accrued liabilities and deferred revenue.

Net cash used in investing activities was $166.0 million and $152.9 million for the nine months ended September 30, 2016 and 2015, respectively. Our cash used in investing activities was primarily related to the purchase of short-term investments and capital expenditures. In the first nine months of 2016 and 2015 proceeds from the sale of short-term investments exceeded purchases by $31.2 million and $16.8 million, respectively. Capital expenditures were $157.6 million and $160.2 million for the nine months ended September 30, 2016 and 2015, respectively. During the first nine months of 2016, capital expenditures primarily consisted of ground campus building projects that started in late 2015 such as three more apartment style residence halls, a 170,000 square foot classroom building for our College of Science, Engineering and Technology, a student service center, and a fourth parking structure, as well as land purchases adjacent to or near our Phoenix campus, and purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development during 2016 is $41.9 million primarily related to an off-site office building and parking garage that is in close proximity to our ground traditional campus. Employees that work in two leased office building in the Phoenix area will be consolidated into this new building when it is expected to be completed in late 2016. In addition, during the first nine months of 2016, we received a $1.7 million distribution related to our ownership interest in LoudCloud upon its sale to a third party. During the nine-month period for 2015, capital expenditures primarily consisted of ground campus building projects such as the construction of four additional dormitories, an additional classroom building for our College of Science, Engineering and Technology and a new parking structure to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2015 is $9.5 million we spent on the Maryvale Golf Course under a partnership agreement with the City of Phoenix and an off-site office building and parking garage that is in close proximity to our ground traditional campus. The revitalization of the golf course was completed by the end of 2015 and the golf course is now known as Grand Canyon University Championship Golf Course.

Net cash provided by financing activities was $3.7 million for the nine months ended September 30, 2016. Net cash used in financing activities was $3.1 million for the nine months ended September 30, 2015. During the nine-month period for 2016, net cash provided by financing activities consisted of proceeds received from the revolving line of credit of $25.0 million, proceeds from the exercise of stock options of $10.0 million and excess tax benefits from share-based compensation of $7.4 million, partially offset by $15.4 million used to purchase treasury stock in accordance with the University’s share repurchase program and $4.6 million used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards while principal payments on notes payable, repayments on our revolving line of credit and capital lease payments totaled $18.5 million. During the nine-month period for 2015, $4.2 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable and capital leases totaled $5.1 million, partially offset by proceeds from the exercise of stock options of $2.9 million and excess tax benefits from share-based compensation of $3.3 million.

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Grand Canyon Education, Inc. Reports Third Quarter 2016 Results

2016 Fourth Quarter and Full Year Outlook

Q4 2016:	Net revenue of $241.8 million; Target Operating Margin 30.6%; Diluted EPS of $0.97 using 47.5 million diluted shares; student counts of 81,700
Full Year 2016:	Net revenue of $870.5 million; Target Operating Margin 27.0%; Diluted EPS of $3.11 using 47.1 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance, as well as; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations, lawsuits, or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with strategic initiatives, including the expansion of our campus, potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Third Quarter 2016 Results

Conference Call

Grand Canyon Education, Inc. will discuss its third quarter 2016 results and fourth quarter 2016 outlook during a conference call scheduled for today, November 2, 2016 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 87110136 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 87110136. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 200 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at our over 250-acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. We are committed to providing an academically rigorous educational experience with a focus on professionally relevant programs that meet the objectives of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian-oriented, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 82,400 students were enrolled as of September 30, 2016. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Third Quarter 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
(In thousands, except per share data)
Net revenue	$210,444	$193,393	$628,681	$562,246
Costs and expenses:
Instructional costs and services	91,748	83,180	271,001	237,224
Admissions advisory and related, including $237 and $412 for the three months ended September 30, 2016 and 2015, respectively, and $803 and $1,406 for the nine months ended September 30, 2016 and 2015, respectively, to related parties	28,814	27,506	87,224	83,211
Advertising	23,896	19,360	67,152	57,810
Marketing and promotional	2,127	1,827	6,477	5,309
General and administrative	13,430	12,536	32,959	31,466
Lease termination costs	3,363	—	3,363	—

Total costs and expenses	163,378	144,409	468,176	415,020

Operating income	47,066	48,984	160,505	147,226
Interest expense	(344)	(313)	(831)	(834)
Interest and other income	(2,291)	201	50	585

Income before income taxes	44,431	48,872	159,724	146,977
Income tax expense	15,187	15,530	59,189	53,680

Net income	$29,244	$33,342	$100,535	$93,297

Earnings per share:
Basic income per share	$0.63	$0.72	$2.19	$2.03

Diluted income per share	$0.62	$0.70	$2.14	$1.97

Basic weighted average shares outstanding	46,231	46,063	45,953	45,956

Diluted weighted average shares outstanding	47,175	47,320	47,009	47,262

Grand Canyon Education, Inc. Reports Third Quarter 2016 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and fixed asset write-offs, exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited, in thousands)
Net income	$29,244	$33,342	$100,535	$93,927
Plus: interest expense	344	313	831	834
Less: interest income and other	2,291	(201)	(50)	(585)
Plus: income tax expense	15,187	15,530	59,189	53,680
Plus: depreciation and amortization	11,425	8,677	32,522	25,138

EBITDA	58,491	57,661	193,027	172,364

Plus: royalty to former owner	74	74	222	222
Plus: asset impairment and fixed asset writeoff	99	1,226	166	2,098
Plus: contributions in lieu of state income taxes	4,000	2,750	4,000	2,750
Plus: costs related to proposed conversion back to a non-profit status	—	480	1,136	940
Plus: lease termination costs	3,363	—	3,363	—
Plus: estimated litigation and regulatory reserves	—	66	—	307
Plus: share-based compensation	3,203	2,911	9,034	8,423

Adjusted EBITDA	$69,230	$65,168	$210,948	$187,104

Grand Canyon Education, Inc. Reports Third Quarter 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

ASSETS:	September 30,	December 31,
(In thousands, except par value)	2016	2015
Current assets	(Unaudited)
Cash and cash equivalents	$75,143	$23,036
Restricted cash, cash equivalents and investments	69,328	75,384
Investments	49,654	83,364
Accounts receivable, net	10,362	8,298
Income tax receivable	5,923	3,952
Other current assets	21,713	20,863

Total current assets	232,123	214,897
Property and equipment, net	832,665	667,483
Prepaid royalties	3,133	3,355
Goodwill	2,941	2,941
Other assets	1,404	3,306

Total assets	$1,072,266	$891,982

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$28,851	$34,149
Accrued compensation and benefits	22,653	17,895
Accrued liabilities	20,707	13,846
Income taxes payable	19	29
Student deposits	70,168	76,742
Deferred revenue	104,694	37,876
Due to related parties	183	675
Current portion of capital lease obligations	160	697
Current portion of notes payable	18,633	6,625

Total current liabilities	266,068	188,534
Capital lease obligations, less current portion	300	788
Other noncurrent liabilities	3,512	4,302
Deferred income taxes, noncurrent	17,321	14,855
Notes payable, less current portion	68,276	73,252

Total liabilities	355,477	281,731

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 51,275 and 50,288 shares issued and 47,328 and 46,877 shares outstanding at September 30, 2016 and December 31, 2015, respectively	513	503
Treasury stock, at cost, 3,947 and 3,411 shares of common stock at September 30, 2016 and December 31, 2015, respectively	(89,341)	(69,332)
Additional paid-in capital	203,503	177,167
Accumulated other comprehensive loss	(823)	(489)
Retained earnings	602,937	502,402

Total stockholders’ equity	716,789	610,251

Total liabilities and stockholders’ equity	$1,072,266	$891,982

Grand Canyon Education, Inc. Reports Third Quarter 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2016	2015
Cash flows provided by operating activities:
Net income	$100,535	$93,297
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	9,034	8,423
Excess tax benefits from share-based compensation	(7,370)	(3,343)
Provision for bad debts	12,812	11,412
Depreciation and amortization	32,744	25,360
Deferred income taxes	2,132	(1,305)
Other, including fixed asset impairments	917	2,098
Changes in assets and liabilities:
Restricted cash, cash equivalents and investments	6,056	3,103
Accounts receivable	(14,876)	(13,307)
Prepaid expenses and other	327	(1,549)
Due to/from related parties	(492)	(21)
Accounts payable	(3,756)	1,400
Accrued liabilities and employee related liabilities	11,619	(1,181)
Income taxes receivable/payable	5,315	(791)
Deferred rent	(790)	(824)
Deferred revenue	66,818	49,844
Student deposits	(6,574)	(3,606)

Net cash provided by operating activities	214,451	169,010

Cash flows used in investing activities:
Capital expenditures	(157,584)	(160,223)
Purchases of land, building and golf course improvements related to off-site development	(41,876)	(9,483)
Proceeds received from note receivable	501	—
Return of equity method investment	1,749	—
Purchases of investments	(34,597)	(35,547)
Proceeds from sale or maturity of investments	65,807	52,315

Net cash used in investing activities	(166,000)	(152,938)

Cash flows provided by (used in) financing activities:
Principal payments on notes payable and capital lease obligations	(18,527)	(5,117)
Proceeds from draw on revolving line of credit	25,000	—
Debt issuance costs	(194)	—
Repurchase of common shares including shares withheld in lieu of income taxes	(20,009)	(4,230)
Excess tax benefits from share-based compensation	7,370	3,343
Net proceeds from exercise of stock options	10,016	2,871

Net cash provided by (used in) financing activities	3,656	(3,133)

Net increase in cash and cash equivalents	52,107	12,939
Cash and cash equivalents, beginning of period	23,036	65,238

Cash and cash equivalents, end of period	$75,143	$78,177

Supplemental disclosure of cash flow information
Cash paid for interest	$791	$849
Cash paid for income taxes	$50,826	$54,408
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$10,735	$23,212
Purchases of equipment through capital lease obligations	$—	$1,257
Tax benefit of Spirit warrant intangible	$190	$190
Shortfall tax expense from share-based compensation	$264	$18

Grand Canyon Education, Inc. Reports Third Quarter 2016 Results

The following is a summary of our student enrollment at September 30, 2016 and 2015 by degree type and by instructional delivery method:

	2016(1)		2015(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	33,337	40.4%	29,302	39.0%
Undergraduate degree	49,085	59.6%	45,771	61.0%

Total	82,422	100.0%	75,073	100.0%

	2016(1)		2015(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	65,038	78.9%	59,600	79.4%
Ground(4)	17,384	21.1%	15,473	20.6%

Total	82,422	100.0%	75,073	100.0%

(1)	Enrollment at September 30, 2016 and 2015 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at September 30, 2016 and 2015 are students pursuing non-degree certificates of 932 and 716, respectively.
(2)	Includes 7,213 and 6,259 students pursuing doctoral degrees at September 30, 2016 and 2015, respectively.
(3)	As of September 30, 2016 and 2015, 49.3% and 47.5%, respectively, of our working adult students (online and professional studies students) were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students and our professional studies students.